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EXHIBIT 99.2


                 Cendant Announces Changes in Board Composition

                   Company Will Reduce Board to 13 Directors;
                    Employee Directors To Be Lowered to Three

             Board Composition Provisions of Class Action Settlement To Be Completed Two Years Ahead of Specified Time Frame


NEW YORK, N.Y., APRIL 5, 2000--Cendant Corporation (NYSE: CD) today announced that it has changed the composition of its board of directors. Messrs. Robert D. Kunisch and John D. Snodgrass, both former employee directors, have resigned effective March 31, 2000. Ms. Myra J. Biblowit, Vice Dean for External Affairs, New York University School of Medicine and Senior Vice President of Mount Sinai--NYU Health System and Ms. Sheli Z. Rosenberg, Vice Chairman, Equity Group Investments, Inc. have been elected to fill these board vacancies effective April 3, 2000. Additionally, Michael P. Monaco, also a former employee director, and Dr. Carole G. Hankin, the last remaining director nominated by the former CUC International as part of the December 1997 merger between CUC and HFS Incorporated to form Cendant, have resigned effective at the Company's annual meeting of shareholders on May 25, 2000.

The Company stated that upon completion of the restructuring following its annual meeting of shareholders in May, it will have reduced the size of its board to 13 directors and lowered the number of employee directors to three.

Cendant Chairman, President and CEO, Henry R. Silverman stated: "On behalf of Cendant, its employees and shareholders, we are grateful to have had John Snodgrass, Bob Kunisch, Mike Monaco and Carole Hankin serve on our board. Their dedication, talent and contributions helped steer Cendant through one of the most challenging crises in the history of American business. We are very pleased to welcome Myra Biblowit and Sheli Rosenberg as directors. Their impressive backgrounds, skills and experiences are certain to bring tremendous value and insight to the Cendant board. Upon completion of this restructuring following our annual meeting of shareholders in May, the Company will be in full compliance with the board composition provisions of our class action settlement; and we will have accomplished this more than two years ahead of the specified time frame."

Ms. Biblowit, 51, previously served as senior vice president and executive director of the American Museum of Natural History and prior to that served as executive vice president of the Central Park Conservancy from 1986 to 1991. She is currently a member of the board of directors of the Women's Executive Circle, UJA Federation, a trustee of the Historic House Trust of New York City and a trustee of the Columbia Land Conservancy. Ms. Biblowit is a former director of Art Spaces and founding director of the City Parks Foundation. Ms. Biblowit is also a member of the Women's Forum.

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Ms. Rosenberg, 58, has been vice chairman of Equity Group Investments, Inc., a privately held investment company which controls over 500 properties throughout the U.S., since January 1, 2000. Prior to that she was president and CEO. Ms. Rosenberg serves as a director of the following companies: Anixter International Inc., CVS Corporation, Capital Trust, Dynergy Inc., Manufactured Home Communities, Inc., Equity Residential Properties Trust and Equity Office Properties Trust. Ms. Rosenberg also currently sits on the boards of Illinois Institute of Technology, The Chicago Network, National Partnership of Women and Families, Women's Issue Network Foundation and Rush-Presbyterian-St. Luke's Medical Center.

Cendant Corporation is a global provider of real estate, travel and direct marketing related consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchiser, Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. The Company's real estate-related operations also include Move.com Group, Cendant's relocation, real estate and home-related services portal on the Internet. As a provider of outsourcing solutions, Cendant is a major provider of mortgage services to consumers, the global leader in employee relocation, and the world's largest vacation exchange service. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. In addition, Cendant Internet Group is aggressively pursuing a convergence strategy for the Company's off-line and online businesses. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 30,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including the outcome of litigation. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K for the year ended December 31, 1999, including completion of the settlement of the class action litigation.

CENDANT MEDIA CONTACT:                              CENDANT INVESTOR CONTACTS:
Elliot Bloom                                        Denise L. Gillen
212-413-1832                                        212-413-1833
                                                    Samuel J. Levenson
                                                    212-413-1834